Exhibit 10.1

Execution Version

FORBEARANCE AGREEMENT

This Forbearance Agreement (“Agreement”), dated as of December 9, 2024, is made by and among (i) Velo3D, Inc., a Delaware corporation, (ii) Velo3d US, Inc., a Delaware corporation (together with Velo3D, Inc., the “Company”), (iii) High Trail Investments ON LLC (“Holder 1” or in its capacity as collateral agent, the “Collateral Agent”) and HB SPV I Master Sub LLC (“Holder 2” and, together with Holder 1, the “Initial Consenting Holders), and (iv) any other Holder who executes a joinder to this Agreement substantially in the form attached hereto as Exhibit A (a “Joinder” and, each such joining party, a “Joinder Party” and, together with the Initial Consenting Holders, the “Consenting Holders”).

RECITALS

WHEREAS, the Company and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) are parties to that certain Indenture, dated as of August 14, 2023 (as amended, supplemented, or otherwise modified from time to time, the “Indenture”), as supplemented by a First Supplemental Indenture dated as of August 14, 2023, between the Company and the Trustee, and a Securities Purchase Agreement, dated as of August 10, 2023, pursuant to which the Company issued Senior Convertible Notes due 2026 (the “Initial Notes”).

WHEREAS, on November 27, 2023, the Company and the Holders entered into a Securities Exchange Agreement (as amended, supplemented, or otherwise modified from time to time, the “Exchange Agreement) and a First Amendment to Securities Purchase Agreement, dated as of November 27, 2023, pursuant to which amongst other things, the remaining amount owed under the Initial Notes were exchanged for amongst other things the Senior Secured Notes due 2026, (as such Senior Secured Notes due 2026 have been amended, restated, supplemented or otherwise modified, the “Notes” and, together with the Indenture and the Exchange Agreement and the other Note Documents (as defined in the Notes), the “Notes Documents”), issued pursuant to a Second Supplemental Indenture, dated as of November 28, 2023, between the Company and the Trustee, the terms of which were subsequently amended by Note Amendments dated as of December 27, 2023, March 31, 2024, and July 1, 2024, and a Third Supplemental Indenture, dated as of August 29, 2024, between the Company and the Trustee.

WHEREAS, certain matured and unmatured defaults, breaches, Defaults and Events of Default exist on the date hereof under the Notes Documents (the “Specified EoDs”) (as set forth in Exhibit II to the Purchase Agreements (as defined below)) and the Company has requested and the Consenting Holders and the Collateral Agent are willing to forbear from exercising any and all rights and remedies under the Notes Documents as a result of the Specified EoDs, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. SECTION 1. DEFINITIONS. Unless otherwise provided all capitalized terms used herein shall have the meanings ascribed thereto in the Notes Documents, as applicable.

2. SECTION 2. FORBEARANCE AND RELATED PROVISIONS. From the Forbearance Effective Date (as defined below) until the Forbearance Termination Date (as defined below, such period, the “Forbearance Period”), the Collateral Agent and the Consenting Holders hereby agree to forbear from taking any Enforcement Action (as defined below) as a result of the occurrence and/or continuation of any Specified EoDs. “Enforcement Actions” shall mean all rights and remedies of the Holders and the Collateral Agent as creditors against the Company, its affiliates and any other guarantors under the Notes Documents or Security Documents, including, without limitation, any (1) commencement of judicial enforcement proceedings, (2) commencement of any foreclosure, enforcement or levy against or seizure or transfer of all or any portion of the Collateral, (3) declaration that any portion of the unpaid principal amount of outstanding Notes (or any accrued interest thereon) or any other amount payable under the Notes Documents is immediately due and payable and/or (4) all other rights and remedies available to them at law or in equity. “Forbearance Termination Date” means the earliest of, (i) the occurrence of a filing of a chapter 7 bankruptcy proceeding, assignment for the benefit of creditors, receivership, or other insolvency proceedings with respect to the Company or any of its subsidiaries, (ii) the occurrence of any Default or Event of Default other than the Specified EoDs, and (iii) the Scheduled Forbearance Termination Date (as defined below) at 11:59 p.m. New York City time. “The “Scheduled Forbearance Termination Date” shall mean December 16, 2024. Except as otherwise provided in this Section 2, the parties hereto agree that the forbearance set forth in this Section 2 shall not be deemed to (i) constitute a waiver of any Default or Event of Default or any other breach of the Notes Documents, whether now existing or hereafter arising, (ii) constitute a waiver of any right or remedy of any of the Collateral Agent or the Holders (all such rights and remedies being expressly reserved) or (iii) establish a custom or course of dealing or conduct between the Collateral Agent and the Holders, on the one hand, and the Company on the other hand. Notwithstanding anything herein to the contrary, the Holders’ rights under the warrants to purchase capital stock of the Company shall be fully preserved (subject to Section 6(a) of the Purchase Agreements).

3. SECTION 3. CONDITIONS. This Agreement shall become effective as of the date hereof (the “Forbearance Effective Date”) subject to the satisfaction of each of the following conditions:

3.1 The Company shall have received a duly executed counterpart of this Agreement from each of the Initial Consenting Holders and the Collateral Agent; and

3.2 The Initial Consenting Holders and the Collateral Agent shall have received a duly executed counterpart of this Agreement from the Company.

3.3 The Closing (as defined in the Purchase Agreements) shall have occurred.

4. SECTION 4. TRANSFERS.

Except as permitted pursuant to the following paragraph, until the Forbearance Termination Date, each Consenting Holder agrees that it shall not directly or indirectly sell, loan, assign, transfer, hypothecate, tender or otherwise dispose of (any of the foregoing, a “Transfer”), to any person (other than to (i) a Consenting Holder or (ii) to its affiliates or its or their controlled or managed funds, accounts, or investment vehicles, solely to the extent such person is or becomes party to this Agreement (clause (ii), an “Affiliated Holder”)), in whole or in part, its right, title, or interest in or to any of their Notes, or grant any proxies, deposit any of its Notes, as applicable, into a voting trust, or enter into a voting agreement with respect to any of its Notes, as applicable.

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Notwithstanding the foregoing, and subject to terms and conditions of the Notes Documents, any Consenting Holder may Transfer its right, title, or interest in or to any Notes to Arrayed Notes Acquisition Corp., a Delaware corporation (the “Buyer”), if on the date of such Transfer, the Buyer delivers to the Company a Joinder substantially in the form attached hereto as Exhibit A signed by the Buyer. Upon compliance with the requirements of this Section 4 and the Notes Documents, (x) the transferee shall be deemed a Consenting Holder for all purposes of this Agreement, and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations; provided that a transferor shall remain a Consenting Holder and shall continue to be bound by this Agreement to the extent it is the holder (or investment advisor or manager to one or more holders) of any Notes.

Any Transfer of Notes that does not comply with the terms and procedures set forth in this Section 4 and the Notes Documents shall be deemed void ab initio.

5. SECTION 5. RELEASE.

5.1 The Company hereby acknowledges and agrees to each of the Securities Purchase Agreement, dated as of December 9, 2024, by and between the Buyer and (i) Holder 1 and/or (ii) Holder 2 (collectively, the Holders (together with all exhibits and schedules thereto, as amended from time to time, the “Purchase Agreements”)), and the consummation of the transactions contemplated thereby, and waives notice of any amendments or modifications thereto. Effective upon the Closing (as defined therein), the Company (on behalf of itself and its Affiliates1), for good and valuable consideration (including the Holders agreement to enter into this Agreement), the receipt and sufficiency of which are hereby acknowledged, will be deemed to release and forever discharge the Holders (in their capacities as such), the Collateral Agent (in its capacity as such), and the Holders’ and the Collateral Agent’s Affiliates (in each case, in their capacity as such of the Holders / Collateral Agent in such capacities) from any and all claims, demands, actions, suits, obligations and causes of action of any nature whatsoever, whether known or unknown, arising on or before the Closing.

6. SECTION 6. MISCELLANEOUS.

6.1 Notices. Any notices with respect to this Agreement shall be given in the manner provided for in Section 10.2 of the Indenture.

1 “Affiliates” means affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors and other representatives of each of the foregoing.

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6.2 Integration; Modification of Agreement. This Agreement and the Notes Documents embodies the entire understanding between the parties hereto and supersedes all prior agreements and understandings (whether written or oral) relating to the subject matter hereof and thereof. The terms of this Agreement may not be waived, modified, altered, or amended except by agreement in writing signed by the Company and the Holders. This Agreement shall not be construed against the drafter hereof.

6.3 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

6.4 Full Force and Effect. The Notes Documents shall remain unchanged, in full force and effect and continue to govern and control the relationship between the parties hereto, except to the extent they are inconsistent with, superseded, or expressly modified herein. To the extent of any inconsistency, amendment, or superseding provision, this Agreement shall govern and control.

6.5 Governing Law; Jurisdiction etc. The provisions of Section 10.8 and 10.17 of the Indenture are incorporated herein mutatis mutuandis.

6.6 Headings. The section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

6.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. No party hereto shall raise the use of a facsimile machine or a portable document format (.pdf) document to deliver a signature or the fact that any signature document was transmitted or communicated through the use of facsimile machine or e mail as a defense to the formation of a contract and each such party forever waives any such defense.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written:

VELO3D, INC.,
as the Company

By:	/s/ Bradley Kreger
Name:	Bradley Kreger
Title:	Chief Executive Officer and Principal Executive

VELO3D US, INC.
as the Note Guarantor

By:	/s/ Bradley Kreger
Name:	Bradley Kreger
Title:	Chief Executive Officer and Principal Executive

[Signature Page to Forbearance Agreement]

High Trail Investments ON LLC,
as Consenting Holder and Collateral Agent

By:	/s/ Richard Allison
Name:	Richard Allison
Title:	Authorized Signatory

*Authorized Signatory

Hudson Bay Capital Management LP

not individually, but solely as

Investment Advisor to

High Trail Investments ON LLC

[Signature Page to Forbearance Agreement]

HB SPV I Master Sub LLC,
as Consenting Holder

By:	/s/ Richard Allison
Name:	Richard Allison
Title:	Authorized Signatory

*Authorized Signatory

Hudson Bay Capital Management LP

not individually, but solely as

Investment Advisor to

HB SPV I Master Sub LLC

[Signature Page to Forbearance Agreement]

Exhibit A

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Forbearance Agreement, dated December 9, 2024, as amended or otherwise modified prior to the date hereof (the “Agreement”),1 by and among the Company and the Initial Consenting Holders, joins the Agreement as a “Consenting Holder” and agrees to be bound by the terms and conditions thereof to the extent the other Consenting Holder are thereby bound.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement as of the date of this joinder and any further date specified in the Agreement.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amount of Notes Owned or Managed on Account of: $__________

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.